EX. 99.1
PRESS RELEASE ISSUED BY COVAD COMMUNICATIONS GROUP, INC.
DATED JUNE 20, 2003

Media Contacts
Covad Communications
Pavel Radda
408-616-6966
pradda@covad.com

Brad Sonnenberg Resigns as Senior Vice President and General Counsel of
Covad Communications

Santa Clara, Calif. (June 20, 2003) — Covad Communications Group, Inc. (OTCBB: COVD) , announced today that Brad Sonnenberg is resigning as senior vice president and general counsel to accept a position with Adelphia Communications as executive vice president and general counsel.

“Brad has played a significant role in Covad’s success and demonstrated leadership that has been a valuable asset to us over the last 4 1/2 years,” said Charles Hoffman, Covad’s president and chief executive officer. “We wish him well in his new position at Adelphia and although we regret to see him go, we respect his decision.”

“We are confident in Covad’s growth and potential,” continued Hoffman. “We will work to identify a new general counsel who will help us maintain the momentum that has been generated. We appreciate that Brad will be working with us to ensure a smooth transition.”

About Covad Communications

Covad is a leading national broadband service provider of high-speed Internet and network access utilizing Digital Subscriber Line (DSL) technology. It offers DSL, T1, managed security, hosting, IP, dial-up services and bundled voice and data services directly through Covad’s network and through Internet Service Providers, value-added resellers, telecommunications carriers and affinity groups to small and medium-sized businesses and home users. Covad operates the largest national DSL network with services currently available in 96 of the top Metropolitan Statistical Areas (MSAs). Covad’s network currently covers more than 40 million homes and business and reaches approximately 45 percent of all US homes and businesses. Corporate headquarters is located at 3420 Central Expressway, Santa Clara, CA 95051. Telephone: 1-888-GO-COVAD. Web Site: www.covad.com.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

The statements contained in this press release that are not historical facts are “forward-looking statements,” including the statements made by the president and chief executive officer of Covad and the assumptions underlying such statements. Actual events or results may differ materially as a result of risks facing Covad or actual results differing from the assumptions underlying such statements. Such risks and assumptions include, but are not limited to, future FCC rulemaking, the terms and interpretations of the decision announced February 20, 2003 by the FCC, Covad’s ability to continue as a going concern, to continue to service and support its customers, to successfully market its services to current and new customers, to manage the consolidation of sales to a smaller number of wholesale customers, to successfully migrate end users, to generate customer demand, to achieve acceptable pricing, to respond to competition, to develop and maintain strategic relationships, to manage growth, to receive timely payment from customers, to access regions and negotiate suitable interconnection agreements, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as regulatory, legislative, and judicial developments and the absence of an adverse result in litigation against Covad. Covad disclaims any obligation to update any forward-looking statement contained in this press release. All forward-looking statements are expressly qualified in their entirety by the “Risk Factors” and other cautionary statements included in Covad’s SEC Annual Report on Form 10-K for the year ended December 31, 2002 and the Quarterly Report on Form 10-Q for the quarter ending March 31, 2003, along with Current Reports on Form 8-K filed from time to time with the SEC.